Exhibit 4.1

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

Amendment No. 2, dated as of May 12, 2009 (this “Amendment”), to the Rights Agreement, dated as of March 6, 2002, as amended (the “Rights Agreement”), between Frontier Communications Corporation, a Delaware corporation (the “Company”), formerly known as Citizens Communications Company, and Mellon Investor Services LLC, a New Jersey limited liability company, as rights agent (the “Rights Agent”).

RECITALS

WHEREAS, the Company intends to enter into an Agreement and Plan of Merger, dated as of May 13, 2009 (as it may be amended or supplemented from time to time, the “Merger Agreement”), among Verizon Communications Inc., a Delaware corporation (“Verizon”), New Communications Holdings Inc., a Delaware corporation (“Spinco”), and the Company;

WHEREAS, the Board of Directors of the Company has determined the Merger Agreement to be advisable and declared that the Merger Agreement is in the best interests of the Company and its stockholders, and has approved the Merger Agreement and the transactions contemplated in the Merger Agreement;

WHEREAS, on May 12, 2009, the Board of Directors of the Company, in accordance with Section 27 of the Rights Agreement, determined to amend the Rights Agreement as set forth in this Amendment;

WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to the Distribution Date (as defined in the Rights Agreement), and subject to the penultimate sentence of Section 27(a) of the Rights Agreement, the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing shares of Common Stock; and

WHEREAS, pursuant to the terms of the Rights Agreement and in accordance with Section 27 thereof, the Company has directed that the Rights Agreement be amended as set forth in this Amendment.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Rights Agreement and in this Amendment, the parties hereto hereby amend the Rights Agreement as follows:

1.    Section 1 of the Rights Agreement is hereby amended by adding the following new Section 1(ii) immediately following Section 1(hh):

“(ii)           “Merger Agreement” means the Agreement and Plan of Merger, dated as of May 13, 2009, as it may be amended or supplemented from time to time, among Verizon Communications Inc., a Delaware corporation (“Verizon”), New Communications Holdings Inc., a Delaware corporation (“Spinco”), and the Company.”

2.    Section 1 of the Rights Agreement is hereby further amended by adding the following new paragraph at the end of that Section:

“Notwithstanding anything in this Agreement to the contrary, none of Verizon, Spinco or any of its Affiliates, Associates or stockholders shall be deemed an Acquiring Person or a Principal Party, and none of a Distribution Date, a Stock Acquisition Date, a Section 11(a)(ii) Event, a Section 13 Event or a Triggering Event shall be deemed to occur or to have occurred, and the Rights shall not become separable, distributable, unredeemable, triggered or exercisable, in each such case, solely by reason or as a result of (i) the approval, execution, delivery or performance of the Merger Agreement, (ii) the consummation of the Merger (as defined in the Merger Agreement), (iii) the consummation of the other transactions contemplated by the Merger Agreement or (iv) the announcement of any of the foregoing.”

3.    Exhibits B and C to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment.

4.    Capitalized terms used without other definition in this Amendment shall be used as defined in the Rights Agreement.

5.    This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

6.    The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.  This Amendment shall be effective as of, and immediately prior to, the execution of the Merger Agreement and, except as set forth herein, the Rights Agreement shall remain in full force and effect and be otherwise unaffected hereby. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and provisions of the Rights Agreement.

7.    This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

8.    The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies in his or her capacity as an officer on behalf of the Company to the Rights Agent that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.

9.    By its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment.

10.     The Rights Agent shall not be subject to, nor be required to interpret or comply with, nor determine if any Person has complied with, the Merger Agreement, even though reference thereto may be made in this Amendment or the Rights Agreement.

IN WITNESS WHEREOF, this Amendment has been duly executed by the undersigned as of the date first set forth above.

FRONTIER COMMUNICATIONS CORPORATION
By:	/s/ David R. Whitehouse
Name: David R. Whitehouse
Title: Senior Vice President and Treasurer

MELLON INVESTOR SERVICES LLC, as Rights Agent
By:	/s/ Constance Adams
Name: Constance Adams
Title: Relationship Manager

[Signature Page to Amendment No. 2 to Rights Agreement]